SHAPEWAYS STRENGTHENS TEAM TO SUPPORT GROWTH STRATEGIES

New York, NY, June 10, 2022 - Shapeways, Inc. (NYSE: SHPW) (“Shapeways”) a leader in the large and fast-growing digital manufacturing industry, announced today that it has further strengthened its team as it continues to execute on its strategic growth priorities.

“We remain focused on four key strategic priorities in order to drive our long-term growth,” said Greg Kress, Shapeways’ Chief Executive Officer. “These include ongoing expansion of our additive manufacturing capabilities, executing a comprehensive go-to-market strategy with a focus on middle-market and enterprise customers, expanding our manufacturing services to include more traditional manufacturing processes, and commercializing our software. To support these priorities and help accelerate our growth plan, we have continued to strengthen the Shapeways team by adding several new members to Senior Leadership across the company who each bring relevant skills and expertise to help achieve our growth objectives. With our enhanced team, we are even more confident in our ability to capture the growing demand for digital manufacturing solutions over time.”

The Shapeways senior leadership team has been expanded to include the following roles: Chief Operating Officer, General Counsel, and Senior functional leadership positions in Product, Sales Operations, Marketing, and Finance. These roles are focused on deepening the senior leadership team and supporting the execution of our strategic growth plan.

Additionally, Miko Levy, Chief Revenue Officer, has resigned to pursue other opportunities, and will be with the Company through July 15th, 2022 to help ensure a smooth transition. Going forward, Sales and Marketing Senior Leadership will report directly to CEO Greg Kress.

Mr. Kress continued, "Miko has contributed to our growth in many ways during his tenure with us. On behalf of the entire Shapeways team, I want to thank him for his hard work and wish him all the best."

About Shapeways
Shapeways is a leader in the large and fast-growing digital manufacturing industry combining high quality, flexible on-demand manufacturing powered by purpose-built proprietary software which enables customers to rapidly transform digital designs into physical products, globally. Shapeways makes industrial-grade additive manufacturing accessible by fully digitizing the end-to-end manufacturing process, and by providing a broad range of solutions utilizing 11 additive manufacturing technologies and approximately 100 materials and finishes, with the ability to easily scale new innovation. To date, Shapeways has delivered over 23 million parts to 1 million customers in over 180 countries. To learn more, please visit https://www.shapeways.com.

Contact Information
Investor Relations
investors@shapeways.com

Media Relations
press@shapeways.com